EXHIBIT 23.3

August 25, 2014

Richfield Oil & Gas Company

15 W. South Temple, Suite 1050

Salt Lake City UT 84101

Attn: Mr. Doug Hewitt

Re:	Reserves and Engineering Evaluation
Richfield Oil & Gas Company Year-End 2013 – SEC Pricing Consent

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm under the caption “Experts” in the proxy statement/prospectus, which is referred to and made a part of this Registration Statement (Form S-4) of Stratex Oil & Gas Holdings, Inc. for the registration of common stock and to the inclusion therein of estimates of oil and natural gas reserves related to future net cash flows and the present values thereof related to properties of Richfield Oil & Gas Company as of December 31, 2013, which are based on our reserve report, dated April 4, 2014 and attached as Exhibit 99.7 to Richfield Oil & Gas Company’s Form 10-K for the year ended December 31, 2013.

/s/ Pinnacle Energy Services L.L.C.

Oklahoma City, Oklahoma

August 25, 2014